Exhibit 4.5

CERTIFICATE OF THE SECRETARY OF

MONDELEZ CANADA INC. (the “Corporation”)

AMENDMENT NO. 1 TO THE

MONDELEZ CANADA INC. TRUSTEED HOURLY RETIREMENT PLAN (the “Plan”)

Effective January 1, 2015 and subject to the approval of the merger and the merged Plan restatement by the Superintendent of Financial Services, the Plan is amended by replacing Section 3.01(a)(ii) of Appendix C to Part 3 is replaced with the following:

“(ii)	is the Member’s Credited Service accrued on and after January 1, 2000 multiplied by the monthly benefit rate determined in accordance with the table below:

Date of Retirement or Termination of Service	Monthly Benefit Rate
Prior to July 31, 2000	$44.00
August 1, 2000 to July 31, 2001, inclusive	$46.00
August 1, 2001 to July 31, 2002, inclusive	$50.00
August 1, 2002 to December 31, 2003, inclusive	$52.00
January 1, 2004 to December 31, 2004, inclusive	$54.00
January 1, 2005 to December 31, 2005, inclusive	$56.00
January 1, 2006 to December 31, 2006, inclusive	$57.00
January 1, 2007 to December 31, 2007, inclusive	$58.00
January 1, 2008 to December 31, 2008, inclusive	$59.00
January 1, 2009 to December 31, 2009, inclusive	$60.00
January 1, 2010 to December 31, 2010, inclusive	$62.00
January 1, 2011 to December 31, 2011, inclusive	$63.00
January 1, 2012 to December 31, 2013, inclusive	$64.00
January 1, 2014 to December 31, 2014, inclusive	$65.00
On and after January 1, 2015	$66.00

THE UNDERSIGNED, hereby certifies that the foregoing is a true and correct copy of a resolution adopted by the Board of Directors of the Corporation on the 23 day of July, 2014 and that the said resolutions remain unamended and in full force and effect as of the date hereof and that this amendment is incorporated in the Plan provisions.

Dated this 23 day of July, 2014.

/s/ Susannah Riggs

Susannah Riggs
Secretary
Mondelez Canada Inc.